UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) July 7, 2017

NEVADA CANYON GOLD CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55600	46-5152859
(State or other jurisdiction of incorporation)	(Commission File number)	(IRS Employer Identification No.)

316 California Ave., Suite 543, Reno, NV 89509

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code (888) 909-5548

(Former name or former address, if changed since last report.)

Copies to:

Brunson Chandler Jones, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

Phone: (801) 303-5730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Option Purchase Agreement

On July 5, 2017, the Nevada Canyon Gold Corp. (“NCG”) entered into an Option Purchase Agreement (the “Agreement”) with Walker River Resources Corp., a Canadian public company (“Walker River” or “WRR”), on the Lapon Canyon Project, located in Mineral County, Nevada. (the “Property”).

The Option Purchase Agreement details whereby the Parties agreed to WRR purchasing NCG’s undivided thirty percent (30%) interest in the Lapon Property.

Under terms of the property purchase agreement, Walker River Resources Corp. will acquire Nevada Canyon’s 30% interest in the Lapon Canyon Project in exchange for 9,100,000 common shares of Walker River and warrants to acquire an additional 11,900,000 common shares. Each warrant is exercisable for a period of five years without further consideration into one common share in the capital of the Company. The terms of the warrants contain a provision that Nevada Canyon cannot exercise any warrants which would result in it owning 10% or more of the issued and outstanding shares of the Company. Closing of the agreement with Nevada Canyon is subject to the acceptance of the TSX Venture Exchange.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.2	Option Purchase Agreement, dated July 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA CANYON GOLD CORP.

By:	/s/ Jeffrey Cocks
Jeffrey Cocks
President and Chief Executive Officer

Date: July 7, 2017